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 b) 21.1 SUBSIDIARIES OF THE REGISTRAIN

The Company has one subsidiary, CALIFORNIA BEACH COUCH, INC., which is incorporated in the State of California.

The Subsidiary does business under the name
"California Beach Couch, Inc."
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